QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CH2M HILL COMPANIES, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CH2M HILL COMPANIES, LTD.
9191 South Jamaica Street
Englewood, CO 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH2M HILL Companies, Ltd. (CH2M HILL) will be held on Monday, May 3, 2010 at 1:00 p.m. Mountain Daylight Time, at CH2M HILL's headquarters, 9191 South Jamaica Street, Englewood, Colorado 80112 for the following purposes:

  1.
  To elect five Directors to serve for two-year terms.

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of CH2M HILL for the year ending December 31, 2010.

  3.
  To transact any other business that may properly come before the meeting at the time and place scheduled or, should the meeting be adjourned, at such time and place as it may be resumed.

        Only shareholders of record owning shares of CH2M HILL's common stock at the close of business on March 26, 2010 will be entitled to vote at this meeting or at any postponements or adjournments thereof.

        Your proxy is very important. You may vote your shares via the Internet, by telephone or, by proxy card. Please see the accompanying instructions for more details on electronic and telephonic voting. Your proxy is revocable at any time prior to its use and the giving of your proxy will not affect your right to vote the shares you hold in your name if you decide to attend and vote at the meeting.

        IMPORTANT NOTICE regarding the availability of proxy materials for the Shareholders Meeting to be held on May 3, 2010 at 1:00 p.m. Mountain Daylight Time. The Proxy Statement and Annual Report to security holders are available at http://bnymellon.mobular.net/bnymellon/ch2m.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      M. Catherine Santee
                       Senior Vice President and Chief Financial Officer

                      Englewood, Colorado
                      March 26, 2010

CH2M HILL COMPANIES, LTD.
9191 South Jamaica Street
Englewood, CO 80112

PROXY STATEMENT

General Information

        This proxy statement is being furnished to CH2M HILL Companies, Ltd. shareholders in connection with the solicitation of proxies by CH2M HILL's Board of Directors for use at the 2010 Annual Meeting of Shareholders of CH2M HILL to be held on May 3, 2010, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The record date for determining shareholders entitled to vote at the 2010 Annual Meeting was established by the Board of Directors to be March 26, 2010.

        Your proxy is being solicited by CH2M HILL's Board of Directors. This proxy statement and the accompanying materials are being delivered electronically or mailed to shareholders on or about April 5, 2010.

What is the Purpose of the Annual Meeting?

        At our annual meeting, shareholders will have the opportunity to act on the matters discussed in the accompanying Notice of Annual Meeting of Shareholders. CH2M HILL's management also will report on CH2M HILL's financial results and respond to questions from shareholders.

What Information Will I Receive?

        We have included with this proxy statement a copy of the 2009 Annual Report to Shareholders on Form 10-K. The Annual Report includes audited financial statements for the year ended December 31, 2009 and other information about CH2M HILL.

Who Can Attend the Meeting?

        All shareholders of record as of March 26, 2010 or their duly appointed proxies may attend the meeting.

Who is Entitled to Vote?

        Only shareholders of record owning shares of CH2M HILL common stock at the close of business on the record date, March 26, 2010, are entitled to vote at the meeting. Such shareholders will be able to vote only CH2M HILL shares of common stock that they held on the record date. Each outstanding share entitles its holder to cast one vote on each matter upon which to be voted.

What Constitutes a Quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 31,645,422 shares of CH2M HILL's common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How Do I Vote?

        If you are a holder of record of CH2M HILL shares of common stock as of March 26, 2010 you can vote in one of four ways:

  1.
  Vote by Internet—follow the instructions on the Internet at www.proxyvoting.com/ch2m

  2.
  Vote by phone—call toll-free 1 (866) 540-5760

  3.
  Vote by proxy card—if you have requested and received a paper copy of the proxy materials, you can mark, sign, date and return the paper proxy card enclosed with the proxy materials in accordance with the instructions set forth on the proxy paper card; please note that if you vote through the Internet or by phone, you do not need to return your proxy card.

  4.
  Vote in person—if you attend the meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided

Can I Change my Vote After I Return my Proxy Card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of CH2M HILL at 9191 South Jamaica Street, Englewood, CO 80112 either a notice of revocation or a duly executed proxy bearing a later date as long as it is received by May 3, 2010 at 1:00 p.m. Mountain Daylight Time. Your proxy also will be revoked if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Vote my 401(k) Plan Shares?

        If you participate in the CH2M HILL Retirement and Tax-Deferred Savings Plan, you have the right, if you choose, to instruct the trustee of the Plan how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of the Plan should be made by voting as discussed in "How Do I Vote?" above. The trustee of the Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than 5:00 p.m. Mountain Daylight Time on April 29, 2010. If you do not send instructions regarding the voting of common stock credited to your Plan account, such shares shall be voted pro rata according to the voting instruction of other Plan participants. You may also revoke previously given instructions by filing with the trustee of the Plan no later than 5:00 p.m. Mountain Daylight Time on April 29, 2010 either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

How will my proxy be voted?

        Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors as discussed in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How many votes are required for each proposal?

        With respect to Proposal 1, each nominee for Director must receive the number of votes equal to a majority of the shares present or represented at the meeting and entitled to vote to be elected. Cumulative voting is not permitted in the election of Directors.

        Proposal 2 will be approved and adopted, if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

How are abstentions treated?

        A properly executed proxy marked "ABSTAIN" or "WITHHOLD AUTHORITY" with respect to any matter will not be voted on that matter, although they will be counted for purposes of determining whether there is a quorum. Both Proposal 1. Election of Directors, and Proposal 2, Ratification of Appointment of Independent Auditors, will be determined by a majority of the votes cast by the holders of shares present or represented at the meeting and entitled to vote. Accordingly, in the election of directors, an abstention or "Withhold Authority" vote will have no effect on the outcome of the election. Similarly, with respect to the ratification of the appointment of our independent auditors, an abstention will have no effect on the outcome of the vote.

How will proxies be solicited?

        Proxies are being solicited through electronic delivery or by mail. The cost of solicitation of the proxies will be paid by CH2M HILL. Officers, directors and regular employees of CH2M HILL, without additional compensation, also may solicit proxies by mail, by telephone or personal conversations. CH2M HILL has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Proposal 1. Election of Directors

        CH2M HILL's articles of incorporation and bylaws provide that our Board of Directors shall consist of no more than thirteen directors and not less than seven directors, provided that the majority of the Board consists of employee directors. The size of the Board may be changed from time-to-time by the resolution of the Board of Directors. At the February 12, 2010 Board meeting, the Board of Directors set the size of the Board at thirteen directors for the 2010-2011 term. Five directors shall be outside independent directors and eight directors shall be employees. A change in the number of directors or a change in the mix of outside independent and employee directors shall not impact the term of any serving director.

        According to CH2M HILL's bylaws, the employee directors are nominated by the specially designated Nominating Committee, while the outside directors are nominated by the entire Board. Our Nominating Committee convened on February 5, 2010 and nominated for election Manuel Ernesto Aguirre and Michael E. McKelvy as employee Directors. The Board of Directors met on February 12, 2010 and nominated Jerry D. Geist, Charles "Chad" O. Holliday, Jr. and Georgia R. Nelson as independent Directors. Mr. Holliday was appointed by the Board to fill a vacancy on the CH2M HILL Board of Directors in June 2009. Pursuant to CH2M HILL bylaws he will now stand for election by shareholders for the remainder of his term. If elected, Mr. Aguirre, Mr. Geist, Mr. Holliday, Mr. McKelvy and Ms. Nelson will serve two-year terms expiring in 2012, or until their earlier retirement, death, resignation or removal. In selecting Mr. Aguirre, Mr. Geist, Mr. Holliday, Mr. McKelvy and Ms. Nelson, the respective nominating body considered their background and experience as well as diversity they would bring to the Board. To the best knowledge of our Board of Directors, all of the nominees are, and will be, able and willing to serve. In the event that any of the five nominees should become unavailable to stand for election at the Annual Meeting, the proxy holders will vote for such other person, if any, as may be designated by our Board of Directors, in the place of any nominee who is unable to serve.

Nominees for Election as Directors

        Manuel Ernesto Aguirre, 50, joined CH2M HILL in 2003, in connection with our acquisition of Lockwood Greene. He has been serving as Managing Director for our Latin American operations of CH2M HILL since 2009. He also served as the Theater Director for our South America Theater from 2004 to 2009 and as Managing Director for Argentina and Brazil from 2003 to 2004. Prior to 2003, Mr. Aguirre worked for Lockwood Greene Argentina and held a variety of positions with an expanding scope of responsibilities in Lockwood Greene's Buenos Aires office. Mr. Aguirre is a registered structural and civil engineer and holds a Masters in Business Administration degree from the Polytechnic University of Madrid. Prior to his Lockwood Greene-CH2M HILL career, Mr. Aguirre spent 10 years managing Constructora Marte, his own construction company in Argentina. Mr. Aguirre is a member of the Board of Directors of the American Chamber of Commerce in Argentina, where he has served since 2005; and is a member of the Argintene Chapter of Young President's Organization. Mr. Aguirre's nomination was recommended by several employee shareholders who have worked with him over the years.

        Jerry D. Geist, 75, has served as a Director of CH2M HILL since May 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and Chief Executive Officer of Howard International Utilities from 1990 through 2000. Mr. Geist was Chairman and Chief Executive Officer of Energy & Technology Company, Ltd. until June 2002. Mr. Geist served as a Director of the Davis Family of Mutual Funds serving as Independent Lead Director until retiring to Director Emeritus status on January 1, 2009. Mr. Geist has served as Chairman of the Edison Electric Institute, and is currently the Vice Chairman of the Board of Trustees of the University of New Mexico hospital. In November 2004, the Board designated Mr. Geist as the Independent Lead Director, and he has served in that capacity since. He also served as CH2M HILL's Chairman of the Board from May to December 2009.

        Charles "Chad" O. Holliday, Jr., 62, was appointed by the Board to fill a vacancy on our Board in June 2009. He was a member of the Board of Directors for E.I. du Pont de Nemours and Company (DuPont) from 1997 through 2009 and served as its Chairman from 1999 through 2009. He is also a member of the Board of Directors for Deere & Company and Bank of America. Mr. Holliday was recently nominated to the Board of Directors of Royal Dutch Shell plc. Mr. Holliday served as Chief Executive Officer of DuPont from February 1998 through January 2009. He is a member of the National Academy of Engineering, is the Chairman of U.S. Council on Competitiveness, and is a founding member of the International Business Council. Mr. Holliday formerly served as the Chairman of the World Business Council for Sustainable Development and the Business Roundtable's Task Force for Environment, Technology and Economy. He is the Chair Emeritus of the Board of Directors of Catalyst. Mr. Holliday is the author of "Walking the Talk," a book that makes the business case for sustainable development and corporate responsibility. Mr. Holliday's nomination was recommended by CH2M HILL's Search Committee which includes outside independent directors and employee directors, and our Chief Executive Officer. The Committee considered several candidates presented by a search firm and selected Mr. Holliday based on his background and experience.

        Michael E. McKelvy, 51, joined CH2M HILL in 2003 in connection with our acquisition of Lockwood Greene. He currently serves as the President of our Government, Environment and Nuclear (GEN) Division. Mr. McKelvy has over 28 years of engineering and construction experience. Prior to his current role, Mr. McKelvy was the President and Group Chief Executive for the Industrial Client Group and President for the Manufacturing and Life Sciences Business Group. Between 1988 and 2003, he served in a variety of roles for Lockwood Greene such as the Geschäftsführer for Lockwood Greene GmbH in Germany and Director of southeast and southwest U.S. operations. Between 2000 and 2003, Mr. McKelvy was a member of the Board of Directors for Green Diamond/Columbia Ventures in Columbia, SC. He is a Registered Architect in 25 states and an active member of multiple professional societies and organizations. Mr. McKelvy holds a Bachelor's of Science degree in environmental design from Oklahoma University, and a Bachelor's of Architecture degree from Louisiana Tech University. Mr. McKelvy's nomination was recommended by several employee shareholders who worked with him as part of our environmental and industrial businesses. He was also considered because of his role as a Senior Executive Officer at CH2M HILL.

        Georgia R. Nelson, 60, spent more than 30 years in the power generation industry serving in various senior executive capacities for Edison International and its subsidiaries between 1971 and 2005 including President of Midwest Generation Edison Mission Energy (EME) and General Manager of EME Americas. In her role she was responsible for power plant construction and facilities management in the United States, Puerto Rico, United Kingdom, Turkey, Thailand, Indonesia, Australia and Italy. Ms. Nelson is a member of the Board of Directors of Cummins Inc., a NYSE listed company, where she has been serving since 2004. She is currently the Chair of Cummins' Compensation Committee of the Board. Since 2005, Ms. Nelson has been serving as a Director of Nicor, Inc., another NYSE listed company. Ms. Nelson is also a Director of Ball Corporation, a NYSE listed company, where she has been serving since 2006. She currently chairs Ball's Board Nominating and Governance Committee. Between 2001 and 2007, Ms. Nelson served on the Board of Directors for Tower Automotive. Ms. Nelson is a graduate of Pepperdine University; she holds a Masters in Business Administration degree from the University of Southern California. Ms. Nelson is a member of the Executive Committee of the National Coal Council, an industry advisory committee to the U.S. Department of Energy, which she chaired from May 2006 to May 2008. Ms. Nelson's nomination was recommended by CH2M HILL's Search Committee which includes outside independent directors and employee directors, and our Chief Executive Officer. The Committee considered several candidates presented by a search firm and selected Ms. Nelson based on her background and experience.

The Board of Directors unanimously recommends that the shareholders vote FOR the appointment of nominees to the Board of Directors.

Continuing Directors

        Robert W. Bailey, 54, joined CH2M HILL in 1984. He served as a member of our Board of Directors from 2005 to 2008. He was elected to a three year term starting May 2009 and has been the President of our Water Business Group since 2008. Between 2002 and 2006, Mr. Bailey was the Regional Manager for our southeast region. Prior to 2002, Mr. Bailey held a variety of positions with expanding scope of responsibilities from Project Manager to Regional Business Group Manager for the Water Business Group. Mr. Bailey has been a non-director member of our Ownership and Incentive Compensation Committee from 2003 to 2004 and its Director member from 2008 to 2009. Mr. Bailey holds a Bachelor's of Science degree in Engineering from the University of Illinois. Mr. Bailey's term expires in 2012.

        Robert G. Card, 57, has served as a Director of CH2M HILL for several terms between 1992 and 2001, and most recently from 2005 to present. He has been an employee of CH2M HILL since 1974, except for a short departure between 2001 and 2004 when he served as an Under Secretary for the U.S. Department of Energy, and the President of The Card Group—a strategic advisory services firm for markets, policy and technology in energy and the environment. Currently, Mr. Card serves as Senior Vice President of CH2M HILL and the President of Facilities and Infrastructure Division. During his 36 year tenure with CH2M HILL, Mr. Card has served in many senior executive positions, including Chief Executive Officer of Kaiser-Hill Company between 1996 and 2001, Chairman of CH2M HILL International, President and Chief Executive for International Operations from 2004 through 2006, deputy Program Director for CLM Delivery Partner Ltd, London 2012 Olympic and Paralympic Games program from 2006 through 2008, President and Chief Executive of our Federal Client Group, and the GEN Division from 2008 to 2009. Mr. Card also held positions as a Senior Advisor to the Center for Strategic and International Studies and as a Non-Resident Senior Fellow of The Brookings Institute. Mr. Card's term expires in 2011.

        William T. Dehn, 63, has been employed by CH2M HILL for 42 years, having joined the Company after graduating in 1968. He has served on the Board between 2004 and 2007, and again since 2008. He serves as our Director of Risk Management and the Chair of the Board's Risk Committee. Since 2004, Mr. Dehn has chaired the Board's Committee on Ownership and Incentive Compensation. He also chaired the Workforce and Diversity Committee of the Board between 2004 and 2008. Mr. Dehn served as President of CH2M HILL's North American Operations from 2003 to 2009. He also served as a Senior Vice President of the Energy, Environment and Systems business from 2001 to 2003 and as a Director of CH2M HILL Hanford, Inc. from 1999 to 2000. Mr. Dehn's term expires in 2011.

        Lee A. McIntire, 61, has served as a Director of CH2M HILL since 2009. He joined CH2M HILL as the President and Chief Operating Officer in 2006. Mr. McIntire became CH2M HILL's Chief Executive Officer on January 1, 2009, and our Chairman of the Board on January 1, 2010. Before joining CH2M HILL, Mr. McIntire was a Professor and Executive-in-Residence at the Graduate School of Management, University of California, Davis (UC Davis). Mr. McIntire spent more than 15 years with Bechtel Group, Inc., where he served as the President of Bechtel Civil between 2001 and 2003, the President of Bechtel North America between 1999 and 2000, the President of Bechtel National Inc. between 1995 and 1998, and a member of the Board of Directors for Bechtel Group, Inc. between 1999 and 2004. Mr. McIntire's term expires in 2012.

        David B. Price, 64, has served as a Director of CH2M HILL since May 2002. He served as President of Noveon, Inc., formerly BF Goodrich Performance Materials; and as President and Chief Operating Officer of BF Goodrich Performance Materials and Executive Vice President of the BF Goodrich Company from 1997 to 2001. Prior to his career with BF Goodrich, Mr. Price spent 25 years with Monsanto Company. He currently serves as a Director of Tenneco, Inc. Mr. Price's term expires in 2011.

        Jacqueline C. Rast, 48, has served as a Director of CH2M HILL since 2008. Ms. Rast currently serves as Senior Vice President for Major Programs and Mergers and Acquisitions. Between 2007 and 2009, she led our Center for Project Excellence. Ms. Rast first joined CH2M HILL in 1988 in our Environmental business. In 1998, Ms. Rast started her own management consulting firm, Talisman Partners, which she sold in 2001 to Earth Tech. Ms. Rast served as Senior Vice President, Facilities and Transportation business group for Earth Tech from 2001 to 2003; and was a member of Earth Tech's Design-Build Risk Review Committee. From 2003 to 2005, Ms. Rast owned Azimuth Group and worked as a Senior Management Consultant for the engineering and construction industry before returning to CH2M HILL in 2005. Ms. Rast is a member of the Board of Directors of Metro Denver Sports Commission. Ms. Rast's term expires in 2011.

        Nancy R. Tuor, 61, has been a member of CH2M HILL's Board of Directors since 2009. She previously served on the Board between 1994 and 1997, and again from 2002 to 2005. Between 2006 and 2007, Ms. Tuor was our Vice Chair of the Board of Directors. Ms. Tuor joined CH2M HILL in 1980 and has served as a Regional Manager for CH2M HILL, as Chief Executive Officer of Kaiser-Hill Company, responsible for historic remediation of the Department of Energy Rocky Flats site, as Group Chief Executive and President of our Federal Client Group, and as Program Director for the Masdar project. Ms. Tuor's currently serves as Group President, Executive Sponsor for Sustainability practices. Ms. Tuor's term expires in 2012.

        Barry L. Williams, 65, has served as a Director of CH2M HILL since 1995. He is the retired managing general partner of, and has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987 and was President and CEO of American Management Association International between 2000 and 2001. Mr. Williams has served as Senior Mediator for JAMS/Endispute from 1993 to 2002 and a visiting lecturer for the Haas Graduate School of Business, University of California from 1993 to 2000. Mr. Williams has acted as a general partner of WDG, a California limited partnership, from 1987 to 2002 and a general partner of Oakland Alameda Coliseum Joint Venture since 1998. He also serves as a Director of PG&E Corp., Northwestern Mutual Life Insurance Company, Simpson Manufacturing Company, SLM Corporation and several private and not-for-profit organizations. Mr. Williams' term expires in 2012.

Corporate Governance

Board of Directors

        During the year ended December 31, 2009, the Board of Directors held five meetings. Each director, except Mr. Holliday, attended all meetings of the Board of Directors and each of the committees of the Board of Directors on which each director served during 2009. Mr. Holliday attended only three Board meetings and only meetings of committees of which he is a member that occurred after his appointment to the Board in June 2009. CH2M HILL does not have a policy regarding Board members attending the Annual Shareholders Meetings. Shareholders may communicate with the Board by directing their inquiries to CH2M HILL's Corporate Secretary, Margaret B. McLean, at 9191 South Jamaica Street, Englewood, Colorado 80112 or to the Lead Director c/o CH2M HILL General Counsel at 9191 South Jamaica Street, Englewood, Colorado 80112. The inquiries will be directed to the appropriate Board members who will reply to shareholders directly.

        CH2M HILL's Board of Directors is led by a Chairman elected annually by directors at the first meeting immediately following the Shareholder Meeting that elects new directors to the Board, or at other times as directors determine. The Board does not have a policy on separation of the Chairman and Chief Executive Officer roles, and believes that it should be free to make the right decision on this issue based on what is appropriate for CH2M HILL at any point in time. If the same person holds the roles of the Chairman and the Chief Executive Officer, the outside directors will elect annually the Lead Director, from within their ranks. The Lead Director presides at the meetings of outside directors, and will facilitate communication between the outside directors and the Chairman, provide input to the Chairman on issues of CH2M HILL's governance and performance, and act as a liaison to shareholders who wish to communicate with outside directors. At the May 2008 Board meeting, the outside directors elected Jerry D. Geist as the Lead Director and he continues to remain in that role. At the November 2009 Board meeting, the Board elected Lee A. McIntire as the Chairman effective January 1, 2010.

        The Board of Directors routinely engages in the review of CH2M HILL's enterprise risk, as part of its oversight of CH2M HLL's strategy, special high risk projects, and capital planning activities. At the November 2009 Board meeting, the Board created the new Risk Committee which has been specifically tasked with oversight of CH2M HLL's enterprise risk management systems and processes. The Committee is chaired by William T. Dehn, employee director with over 40 years of engineering and construction industry experience and thorough understanding of CH2M HILL's business and the various risks involved in its diversified portfolio of projects. The Risk Committee had its inaugural meeting in conjunction with the February 2010 meeting of the Board of Directors.

Committees of the Board

        In 2009, the Board of Directors had eight standing committees, which are discussed below.

Audit and Finance Committee

        The Audit and Finance Committee held four meetings during 2009. The 2009 director members were Robert G. Card, William T. Dehn, Jerry D. Geist, Chad O. Holliday, David B. Price, Jacqueline C. Rast, Nancy R. Tuor, and Barry L. Williams (Chairman). The 2009 non-director members were Ralph F. Cox, Greg McIntyre, Michael E. McKelvy and Elisa Speranza.

        The Audit and Finance Committee is responsible for CH2M HILL's financial processes and internal control environment. Its responsibilities include:

  •
  Reviewing legislative or other changing business environment conditions that could have a noticeable impact on CH2M HILL's financial controls and future operations,

  •
  Reviewing all acquisitions and/or investments that are valued in excess of $25.0 million,

  •
  Reviewing all individual capital expenditure items in excess of $15.0 million and monitoring capital expenditures relative to annual capital plans, and

  •
  Monitoring various financial measurements for CH2M HILL relative to established financial policies.

Audit Subcommittee

        The Board of Directors has established an Audit Subcommittee of the Audit and Finance Committee consisting entirely of outside directors, which currently includes Jerry D. Geist, Chad O. Holliday, David B. Price and Barry L. Williams (Chairman). Ralph F. Cox serves as an independent consultant to the subcommittee and actively participates in committee meetings on a regular basis. The Audit Subcommittee meets independently of the Audit and Finance Committee. During 2009, the Audit Subcommittee met four times. The Board of Directors has determined that each member of the Audit Subcommittee is independent in accordance with the definition provided in the Securities and Exchange Commission's Rule 10A-3 and the Financial Industry Regulatory Authority, Inc. (formerly National Association of Securities Dealers, Inc.) Rule 4200(a)(15) and complies with the requirements of the Sarbanes-Oxley Act of 2002. While certain members of the Audit Subcommittee have credentials required of a financial expert, CH2M HILL has not designated a specific financial expert. CH2M HILL concluded that it was not necessary to name one member of the Audit Subcommittee as its financial expert given the size of CH2M HILL and active participation of all qualified members of the Audit Subcommittee on financial matters. The Audit Subcommittee operates under a written charter approved by the Board of Directors. The Audit Subcommittee charter is located in the About Us/Employee Ownership section of our web site at www.ch2m.com and a copy will be provided without charge to any shareholder upon request. Its responsibilities include:

  •
  Appointing CH2M HILL's independent auditors,

  •
  Reviewing and evaluating the work and performance of CH2M HILL's internal auditors and its independent auditors,

  •
  Establishing procedures for (a) the receipt, retention, and treatment of complaints received by CH2M HILL regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of CH2M HILL of concerns regarding questionable accounting or auditing matters,

  •
  Conferring with CH2M HILL's independent auditors and its internal auditors and financial officers to monitor CH2M HILL's internal accounting methods and procedures and evaluating any recommended changes therefrom, and

  •
  Reviewing the financial statements with management and the independent auditors.

        The following table presents fees for services rendered by our independent auditors, KPMG LLP, during the years ended December 31 (in thousands):

	2009	2008
Audit fees(1)	$2,818	$3,143
Audit-related fees(2)	147	265

Audit and audit-related fees	2,965	3,408
Tax fees(3)	1,039	1,682

Total fees	$4,004	$5,090

(1)
Audit fees include the annual audit of the consolidated financial statements, audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, reviews of quarterly financial statements, statutory audits of subsidiaries, accounting consultations, and assistance with registration statements and consents.

(2)
Audit-related fees include benefit plan audits, accounting consultation on proposed transactions and attest services not required by statute or regulation.

(3)
Tax fees consist of fees for tax consultation and tax compliance services.

        All audit and non-audit services performed on our behalf by our independent auditors are pre-approved by the Audit Subcommittee at its regularly scheduled meetings. The Audit Subcommittee designated its Chairman, Barry L. Williams, to act in its stead in those rare instances when approval of such services must be considered between regularly scheduled meetings.

Report of the Audit Subcommittee

        We have reviewed and discussed with management CH2M HILL's financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. CH2M HILL's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

        We have reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2009. We have reviewed and discussed with management and the independent auditors the review of our financial reporting and internal controls undertaken in connection with certifications by our Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of our filings with the Securities and Exchange Commission. We also reviewed and discussed other matters as deemed appropriate, involving our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission. Additionally, we have discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 114, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, PCAOB Release 2008-003 April 22, 2008, and have discussed with the auditors their independence from the Company and its management. We also have considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the U.S. Securities and Exchange Commission.

Submitted by the CH2M HILL Companies, Ltd. Audit Subcommittee:
Barry L. Williams, Chairman
Jerry D. Geist
Chad O. Holliday
David B. Price

Compensation and Workforce Committee

        The Compensation and Workforce Committee held four meetings during 2009. The 2009 director members were Jerry D. Geist (Chairman), Chad O. Holliday, Garry M. Higdem, David B. Price and Barry L. Williams. The 2009 non-director member was Ralph F. Cox.

Executive Compensation Subcommittee

        The Compensation and Workforce Committee has established an Executive Compensation Subcommittee (the Subcommittee) consisting entirely of outside independent directors, which members currently include Jerry D. Geist (Chairman), Chad O. Holliday, David B. Price and Barry L. Williams. Ralph F. Cox serves as an independent consultant to the Subcommittee and actively participates in committee meetings on a regular basis. The Subcommittee is responsible for determining the senior executive compensation programs, including that of the Chief Executive Officer and Chairman of the Board and the other senior executive officers of CH2M HILL. The Subcommittee is responsible for reviewing and recommending compensation for independent members of the Board of Directors. The Subcommittee engages outside compensation consultants from time-to-time to advise it and CH2M HILL management on executive compensation matters.

        Total compensation for CH2M HILL senior executive officers consists of salary, annual cash and stock bonuses and long-term incentives, which include stock options, restricted stock awards and an objective performance based long-term incentive bonus of cash and stock. The annual bonus and long-term incentives introduce risk to the total senior executive compensation programs. The compensation levels determined by the Subcommittee are variable, may fluctuate significantly from year-to-year, and are directly tied to company and individual performance.

        The Subcommittee annually reviews the competitiveness of CH2M HILL's executive compensation programs compared to that of executives in similar positions with companies we compete with within our industry and geographic markets.

        The Subcommittee reviews executive compensation in light of Section 162(m) of the Internal Revenue Code which establishes a limit on the deductibility of annual compensation that exceeds $1,000,000 for certain executive officers. It is the general intention of the Subcommittee to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code; however, the Subcommittee reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by CH2M HILL. The Subcommittee reviews this policy on an ongoing basis.

        The Subcommittee is also responsible for providing information to shareholders as part of this proxy regarding CH2M HILL's compensation policies applicable to the Chief Executive Officer and the four or five other most highly compensated executive officers, as is required by the U.S. Securities and Exchange Commission. The Compensation and Workforce Committee has no written charter.

Executive Committee

        The Executive Committee held one meeting during 2009. In 2009 director members were Robert G. Card, William T. Dehn, Jerry D. Geist, Chad O. Holliday, Lee A. McIntire (Chairman), M. Catherine Santee and Barry L. Williams. Ralph F. Cox is a non-voting participant and consultant to the committee, and actively participates in committee meetings. The Executive Committee, except as limited by Oregon law, may exercise any of the powers and perform any of the duties of the Board of Directors if delegated by the Board of Directors.

Nominating Committee

        The Nominating Committee held one meeting during 2009. The 2009 director members were Jacqueline C. Rast and Michael A. Szomjassy. The 2009 non-director members were Steve Gelman, Blake Jeffcoat and Jan Walstrom. The Nominating Committee is responsible for identifying and nominating employee candidates for election to the Board of Directors. The outside directors are nominated by the entire Board of Directors. The Nominating Committee's responsibilities include:

  •
  Establishing a procedure for identifying employee nominees for election to the Board of Directors. The Nominating Committee reviews the candidates for the Board of Directors identified by management and employees and proposes a nominee for each position to be filled, which is submitted to the shareholders not more than 60 days but not less than three days prior to the date of the annual meeting. Thereafter, 30 days is allowed for the additional nomination of candidates by petitions signed by shareholders representing at least 10% of the outstanding shares of common stock and by complying with the appropriate U.S. Securities and Exchange Commission Proxy Rules, regarding among other things, the deadlines for submitting nominee candidates.

  •
  Proposing employee nominees to fill vacancies on the Board of Directors as they occur.

  •
  Reviewing and recommending to the Board of Directors criteria for membership on the Board. The criteria for membership on the Board currently in effect includes, but is not limited to:

  •
  Personal characteristics of the highest caliber and proven leadership abilities,

  •
  Experience and capabilities similar to those required of executive officers, including at least 15 years experience in the engineering and construction business,

  •
  Diversity of background and experience that the candidate can bring to the Board's deliberations,

  •
  Knowledgeable about CH2M HILL and has worked with a broad cross section of technical and geographical issues. Capable of representing the interests of the entire enterprise in policy and governance issues, and

  •
  Fits the desired makeup of the Board of Directors during the elected term, based on current issues facing the Board.

        The Nominating Committee has no written charter. Each year, the Nominating Committee commences its process for the annual board nominations by sending a detailed description of its nominating process and qualification requirements for Board membership to all CH2M HILL shareholders and employees.

Ownership and Incentive Compensation Committee

        The Ownership and Incentive Compensation Committee held four meetings during 2009. In 2009, director members were Robert W. Bailey, Robert G. Card, William T. Dehn (Chairman), Garry M. Higdem, Jacqueline C. Rast, and Michael A. Szomjassy. In 2009, non-director members were Manuel Ernesto Aguirre, Paul D'Ambrosio, Jody Debs, Liliana Maldonado, Michael E. McKelvy, Randall L. Smith, and Robert Smith. The Ownership and Incentive Compensation Committee's responsibilities include:

  •
  Developing policies and procedures for the Board of Directors approval governing the ownership and incentive compensation programs for CH2M HILL,

  •
  Monitoring the stock ownership program,

  •
  Monitoring the long-term incentive program,

  •
  Allocating funds for employee incentive plans,

  •
  Overseeing the Stock Option Incentive Program directly and through the Stock Option Management Committee,

  •
  Acting in synergy with the Compensation and Workforce Committee to support their determination of executive compensation, and

  •
  Recommending Board of Director actions as appropriate to achieve CH2M HILL's mission and goals.

Strategic Planning Group

        The Strategic Planning Group held four meetings during 2009. In 2009, director members were Robert W. Bailey, Robert G. Card (Chairman), William T. Dehn, Jerry D. Geist, Garry M. Higdem, Lee A. McIntire, David B. Price, Jacqueline C. Rast, M. Catherine Santee, Michael A. Szomjassy, Nancy R. Tuor and Barry L. Williams. The 2009 non-director members were Fred M. Brune, Ralph F. Cox, Stephen R. Gelman, Mark A. Lasswell, Gene Lupia, Ken E. Marzocco, Michael E. McKelvy, Thomas G. Searle, Randall L. Smith, Mark S. Spears and Donald Zabilansky. The Strategic Planning Group's responsibilities include reviewing the long-range plans of CH2M HILL.

Outside Director Search Committee

        The Outside Director Search Committee held two meeting during 2009. The 2009 director members were Robert G. Card, Jerry D. Geist, Chad O. Holliday, Lee A. McIntire, David B. Price and Barry L. Williams. The 2009 non-director member was Ralph F. Cox. The Outside Director Search Committee's responsibilities include seeking qualified candidates for director who are not employees of CH2M HILL and whose backgrounds and expertise will add valuable skills and perspectives to the Board of Directors.

Workforce and Diversity Committee

        The Workforce and Diversity Committee held two meetings during 2009. The 2009 director members were Robert W. Bailey, William T. Dehn, David B. Price and Jacqueline C. Rast (Chairman). The Workforce and Diversity Committee's responsibilities include acting as a high level forum for policy discussion and input to operational management on workforce direction and priorities. The Workforce and Diversity Committee focuses on workforce challenges relating to attracting, developing, and retaining people and reviewing strategies to increase diversity within the Company.

Changes in Board Committee Structure for 2010

        At the November 2009 Board meeting, the Board determined that CH2M HILL's Board of Directors should include two new committees—the Governance Committee and the Risk Committee. The Governance Committee, which met for the first time in conjunction with the February 2010 Board meeting, shall consist of employee and independent directors and shall provide leadership and counsel to the Board on issues of CH2M HILL governance, director nomination process, Board education and assessment. The Risk Committee, which also met for the first time in conjunction with the February 2010 Board meeting, shall consist of employee and independent directors and shall focus on the oversight of enterprise risk, including oversight of CH2M HILL processes designed to recognize and mitigate material risks to the company. During the course of the 2010-2011 Board cycle these new Board Committees will develop their charter and work plans.

        The Board also decided to reconstitute its Compensation and Workforce Committee as a Compensation Committee of the Board consisting of outside directors only. The Committee will continue to focus on executive compensation at CH2M HILL, will set goals for and periodically assess performance of the Chief Executive Officer, will have primary responsibilities for Chief Executive succession planning, will set Board's compensation, and will oversee the equity based compensations and incentive plans at CH2M HILL.

        As part of an effort to separate management and governance at CH2M HILL, the Board further decided that the work formerly performed by the Ownership and Incentive Compensation and the Workforce and Diversity Committees of the Board is more appropriately aligned with the management. CH2M HILL management will continue to report to the Board, periodically, on the status of employee ownership programs at CH2M HILL and on CH2M HILL's initiatives and achievements in the important areas of diversity and inclusion.

Executive Officers

        CH2M HILL's executive officers are Robert G. Card, Garry M. Higdem, Lee A. McIntire, Michael E. McKelvy, Jacqueline M. Rast, M. Catherine Santee, and JoAnn Shea.

        Garry M. Higdem, 56, joined CH2M HILL in 2005 and has served as a Director of CH2M HILL since May 2007. Mr. Higdem's term on the Board expires May 2010. He currently serves as Senior Vice President, and President of the Energy Group. Mr. Higdem served as President of the Energy and Chemicals for Business Group from 2007 to 2009. Mr. Higdem served as the President for the Center for Project Excellence from 2005 to 2007. Prior to joining CH2M HILL, Mr. Higdem served as President of Ashland Paving and Construction from 2004 to 2005, and held various senior executive positions at Granite Construction until his departure in late 2003.

        M. Catherine Santee, 48, has served as a Director of CH2M HILL since 2007. Ms. Santee's term on the Board expires May 2010. Ms. Santee has served as Chief Financial Officer of CH2M HILL since 2008. Ms. Santee previously served on the Board from May 2003 to May 2006. Ms. Santee joined CH2M HILL in 1995 as Vice President and Chief Financial Officer (CFO) for the Environment, Energy and Systems business, responsible for financial activities. In 2000, she was named Senior Vice President and CFO of our Infrastructure and Environment Group. In 2003, Ms. Santee was appointed as Senior Vice President of Finance. She is also a member of the Board of Managers for the CH2M HILL Hanford Group, Inc., one of the firm's projects for the U.S. Department of Energy. Ms. Santee also represents CH2M HILL on the Board of Directors of Colorado's chapter of Junior Achievement.

        JoAnn Shea, 45, has served as Chief Accounting Officer of CH2M HILL since 2006 and as Vice President and Controller since 2003. Ms. Shea joined CH2M HILL in 1998 as Assistant Controller.

        Biographical and other information is also presented among the nominees for election as directors or as continuing directors.

        There are no family relationships among any of the directors, executive officers or director nominees of CH2M HILL.

CH2M HILL Executive and Financial Officers' Code of Ethics

        In 2003, we adopted a Code of Ethics that applies to all of our senior financial officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer, and Presidents of our operating divisions. The Executive and Financial Officers' Code of Ethics was revised and updated in 2009 and filed as Exhibit 14.1 on Form 10-K, on February 25, 2010. It is located in the About Us/Employee Ownership Section of our web site at www.ch2m.com and a copy will be provided without charge to any shareholder upon request. We intend to disclose on our web site, or on a Current Report on Form 8-K, any amendments to or waivers of the code applicable to those of our senior financial officers to whom the Code applies within five business days following the date of such amendment or waiver.

        CH2M HILL also has an Employee Ethics and Business Conduct Principles that mandates rules of conduct to all CH2M HILL employees including all senior financial officers. It is located in the About Us/Employee Ownership Section of our web site at www.ch2m.com and a copy will be provided without charge to any shareholder upon request. CH2M HILL maintains a confidential telephone and web-based hotline, where employees can seek guidance or report potential violations of laws, CH2M HILL policies or rules of conduct.

Review, Approval or Ratification of Transactions with Related Persons

        In 2009, CH2M HILL had no related party transactions. For purposes of this disclosure any transaction that exceeds $120,000 between CH2M HILL and any of our directors, executive officers or beneficial owners of at least 5% of our common stock, is considered to be a "related party" transaction. CH2M HILL has policies that would require the review of all "related party" transactions by the senior leadership team, including the Chief Executive Officer, Chief Financial Officer and the General Counsel.

Security Ownership of Certain Shareholders

        The following table presents information as of March 23, 2010, concerning the only known shareholder who owns five percent or more of CH2M HILL's common stock. CH2M HILL is not aware of any other beneficial owner of more than 5% of its common stock.

Name and Address of Shareholder	Title of Class	Number of Shares Held		Percent of Class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan	Common	15,777,113	(1)	49.86%
9191 South Jamaica Street Englewood, CO 80112

(1)
Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

Security Ownership of Directors, Director Nominees and Executive Officers

        The following table sets forth information as of March 23, 2010 as to the beneficial ownership of CH2M HILL's equity securities by (a) each director and director nominee, (b) each executive officer listed in the summary compensation table and (c) all of our directors and executive officers as a group.

None of the individuals listed below owns directly more than 1% of the outstanding shares of CH2M HILL. As a group, all directors, director nominees, and executive officers own 3.9% of the outstanding shares of CH2M HILL, including stock options exercisable within 60 days of March 23, 2010.

Name of Beneficial Owner	Common Stock Held Directly(1)	Common Stock Held Indirectly(2)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership
Manuel Ernesto Aguirre	4,113	—	640	4,753
Robert W. Bailey	44,657	29,943	10,600	85,200
Robert G. Card	193,127	5,438	27,500	226,065
William T. Dehn	63,856	49,950	6,750	120,556
Jerry D. Geist	24,049	48,375	—	72,424
Garry M. Higdem	173,609	2,302	17,500	193,411
Charles "Chad" O. Holliday	2,734	—	—	2,734
Lee A. McIntire	135,396	7,323	57,625	200,344
Michael E. McKelvy	23,791	4,847	7,250	35,888
Georgia R. Nelson	—	—	—	—
David B. Price	16,708	—	—	16,708
Jacqueline C. Rast	20,931	4,290	10,200	35,421
M. Catherine Santee	65,606	44,122	16,500	126,228
Nancy R. Tuor	32,835	36,278	13,900	83,013
Barry L. Williams	24,049	—	—	24,049
All directors, director nominees and executive officers as a group (16 people)	834,993	244,504	171,965	1,251,462

(1)
Includes restricted stock held by directors and executive officers over which they maintain sole voting power but no investment power.

(2)
Includes common stock held through the Retirement and Tax-Deferred Savings Plan and the deferred compensation plan trusts.

        The following information is provided as of December 31, 2009 with respect to compensation plans pursuant to which CH2M HILL may grant equity awards to eligible persons. See Note 14 to the Consolidated Financial Statements, contained in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009, for descriptions of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	3,545,242	(2)	$25.38		10,774,801	(3)
Equity compensation plans not approved by security holders(4)	647,966	(5)	—	(6)	—	(7)

Total	4,193,208		$25.38		10,774,801

(1)
The equity compensation plans approved by security holders include the Stock Option Plan, the amended Payroll Deduction Stock Purchase Plan (PDSPP) and the Executive Long Term Incentive Plan (ELTIP).

(2)
Includes 66,477 shares earned in 2009 and issued under a long term incentive program at a price of $40.52 during the first quarter of 2010.

(3)
Includes 2,502,827 shares reserved for future issuance under the Stock Option Plan and 8,271,974 shares available for purchase under the PDSPP.

(4)
The equity compensation plans not approved by security holders include the Short Term Incentive Plan (STIP) and Long Term Incentive Plan (LTIP). In January 2000, CH2M HILL established the STIP to aid in the motivation, recruitment, retention and reward of employees. Management determines which employees, directors, and eligible consultants participate in the short term incentive program. In January 1999, CH2M HILL established the LTIP to reward certain executives, project managers, and technologists for the creation of value in the organization through the achievement of specific long-term (3 year) goals of earnings growth and strategic initiatives. The Board of Directors of CH2M HILL determines which employees are eligible to participate in the LTIP in any program year and a new program is established each year.

(5)
Includes 368,519 shares issued under the short term incentive program and 279,447 shares issued under a long term incentive program paid or to be paid in 2010. These shares were earned in 2009.

(6)
The long term and short term incentive programs' shares were issued at a price of $40.52 during the first quarter of 2010.

(7)
Shares available for future issuance under the long term and short term incentive programs (excluding shares reflected in column (a)) are not determinable until the end of each year.

Non-Employee Director Compensation

        Non-employee directors of CH2M HILL received an annual retainer of $45,000. In addition, the committee chairperson of the Compensation and Workforce Committee will be paid an annual retainer of $5,000 and for the Audit and Finance Committee, the committee chairperson will be paid an annual retainer of $7,500. Additionally, each non-employee director shall receive restricted stock awards equal to $90,000. In the case of the lead non-employee director, an annual retainer of $15,000 is paid, in addition to all other retainers. CH2M HILL also paid non-employee directors a meeting fee of $1,500 for attendance at each Board of Directors meeting and $1,000 for attendance at each committee meeting up to $2,000 per day. CH2M HILL may, at its discretion, award cash and stock bonuses to non-employee directors. Non-employee directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. Non-employee director compensation for the year ended December 31, 2009 was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jerry D. Geist	92,500	90,000	—	—	—	—	182,500
Charles "Chad" O. Holliday	46,750	90,000	—	—	—	—	136,750
David B. Price	71,500	90,000	—	—	—	—	161,500
Barry L. Williams	78,000	90,000	—	—	—	—	168,000

(1)
Restricted stock awards were granted on May 8, 2009, with a vest date of May 8, 2010, with the exception of Mr. Holliday, where shares were granted on June 16, 2009, with a vest date of

  June 16, 2010. Compensation amounts were calculated in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) for awards issued pursuant to the Restricted Stock Plan. Under these rules, the grant date fair value of each award equals the number of shares granted multiplied by the stock price at the time of the grant.

Compensation Committee Interlocks and Insider Participation

        CH2M HILL's Executive Compensation Subcommittee was formed to establish all compensation for the CEO and for reviewing and approving all compensation recommendations made by the CEO for other executive officers. The Subcommittee members include Jerry D. Geist (Chairman), Chad O. Holliday, David B. Price and Barry L. Williams. No interlocking relationship exists between any member of the Board of Directors or the Executive Compensation Subcommittee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis (CD&A) provides information about our compensation and benefit programs that were in place for our executive officers for fiscal year 2009, and explains our compensation philosophy and objectives. Our executive officers are Lee A. McIntire, our Chief Executive Officer (CEO), M. Catherine Santee, our Chief Financial Officer (CFO), JoAnn Shea, our Chief Accounting Officer (CAO), and Robert G. Card, Garry M. Higdem, Michael E. McKelvy, and Jacqueline C. Rast, our Senior Vice Presidents responsible for operations.

Compensation Philosophy and Objectives

        Our compensation programs are designed to attract and retain the most qualified and talented executives and employees in our industry, and to provide incentives that appropriately motivate them to enhance shareholder value, by optimizing our short and long term results. Our compensation philosophy is based on two fundamental principles: competitive market compensation and pay-for-performance.

  •
  Competitive Market Compensation:    We endeavor to pay our executives and other employees compensation that is comparable to compensation paid by our industry peers, because the market for qualified executives and employees in our industry is highly competitive.

  •
  Pay-for-Performance:    We align the interest of our executives and employees with the interest of our shareholders by paying for performance against agreed goals that tie with CH2M HILL's short and long term objectives and strategic plans. We place a substantial portion of our executive officers' compensation at-risk, where total compensation over time depends on each executive's performance against established goals and on the overall performance of the company. Furthermore, a portion of all executives' compensation is provided in the form of CH2M HILL stock and stock options, which tie the total value of the compensation opportunity to CH2M HILL's overall performance.

        One of our main objective is to make sure that CH2M HILL's compensation policies and practices for its employees, in general, and its executive officers, in particular, optimize CH2M HILL's performance without encouraging unreasonable risks or incentivizing behavior which may result in material adverse effect on the company. We believe that the design of the executive compensation that combines short-term and long-term incentives, places considerable compensation at-risk and intentionally aligns executive officers' interests with the interests of the company's shareholders.

        We review our compensation philosophy and objectives annually in light of our performance against our goals and performance of our peer companies, taking into account market and economic environment, risks and opportunities. We then revise our compensation philosophy and objectives, as appropriate, to promote focus on our strategic goals and objectives.

Role of the Board of Directors in Establishing Compensation

        Our Board of Directors delegated the responsibility for oversight of executive officers' compensation to its Compensation Committee. The Committee establishes total compensation for the Chief Executive Officer based on his performance, the company's performance, and the input the Committee receives from its compensation consultants. The Committee also reviews the CEO's recommendations about compensation for other executive officers, establishes (based on market data provided by its compensation consultants) compensation for members of the Board of Directors, and considers and approves the equity-based incentive compensation plans that CH2M HILL uses to implement its compensation philosophy. The Committee periodically reviews and approves management's compensation philosophy and objectives to make sure that they properly align management's and employees' interests with the interests of CH2M HILL's shareholders.

        In 2009, the Committee reviewed Mr. McIntire's total compensation against market data provided by its compensation consultants, considered Mr. McIntire's performance for the year and CH2M HILL's performance overall, and set Mr. McIntire's compensation, as presented in the Summary Compensation Table.

Role of Management in Establishing Compensation

        CH2M HILL's Chief Executive Officer reviews compensation data and analysis for his direct reports, including all executive officers based on the information provided to him by CH2M HILL's Human Resources compensation staff. He considers each component of executive compensation and determines how these components should be used to provide appropriate total compensation that motivates executive officers to optimize CH2M HILL's short-term and long-term operations and financial results in the best interest of CH2M HILL's shareholders and other stakeholders of the company. The CEO then provides an overview of performance and accomplishments for each executive officer and makes recommendations to the Compensation Committee about compensation levels and structure he deems appropriate for them. In fiscal year 2009, the Committee approved Mr. McIntire's compensation recommendations for CH2M HILL's executive officers as proposed.

Compensation Consultants

        The Compensation Committee has the authority to retain the services of outside compensation consultants to assist in the performance of its responsibilities. In 2009, the Compensation Committee retained the services of Sibson Consulting, the firm that has been providing executive and board of directors' compensation advice since 1998. At the request of the Committee, Sibson Consulting conducted a comprehensive assessment of the various components of our executive compensation programs against relevant market compensation data and our peer companies (as further discussed below), and provided the Committee with a recommended compensation range for our CEO and reference compensation ranges for our other executive officers. The Compensation Committee used this information to consider and set compensation for the Chief Executive Officer and to review the CEO's recommendations for other executive officers' compensation. As part of this process, Sibson also provided to the Committee compensation surveys for other key executives and managers at peer companies, which are used by the company in considering compensation levels.

        In 2009, the Compensation Committee carefully considered Sibson Consulting's independence and all the services that Sibson provides to CH2M HILL's management, such as benchmarking surveys for senior management roles and consulting regarding overall incentive strategy. The Committee determined that Sibson's services to the company did not impair its independence because of the value of compensation that Sibson derives from such services was not significant.

Benchmarking

        The Compensation Committee uses market data as an important tool in establishing compensation for the Chief Executive Officer and the Board of Directors, and in reviewing the CEO's recommendations for compensation of other executive officers. In establishing 2009 compensation, the Compensation Committee reviewed total compensation information of thirteen peer companies as provided by the compensation consultant to the Committee. In considering which companies to include as its reference companies in this review, the Committee instructed Sibson to select companies that compete with CH2M HILL for executive talent in our industry and our geographic markets. The full list of reference companies used in compensation considerations in 2009 is provided in Table 1 below.

        The Committee believes that the reference group of peer companies is appropriate for its compensation analysis.

Reference Companies

  •
  Fluor Corp

  •
  KBR, Inc.

  •
  Jacobs Engineering Group Inc.

  •
  Emcor Group Inc.

  •
  URS Corp

  •
  Shaw Group Inc.

  •
  AECOM

  •
  McDermott Int'l Inc.

  •
  Foster Wheeler Ltd.

  •
  Chicago Bridge & Iron Co.

  •
  Perini Corp

  •
  Granite Construction Inc.

  •
  Tetra Tech Inc.

        The Committee reviewed the available compensation and financial performance data for each of the peer companies and, with assistance of the independent compensation consultant, established that, for 2009, the appropriate market compensation range for our executive officers is between approximately 10% below and 15% above the median compensation of the peer companies.

Elements of Compensation

        The total compensation package for our executive officers consists of the following components:

  •
  Base Salary—provides our executive officers with competitive base pay that is appropriate for their position in the company and level of experience

  •
  Short-Term Incentive Compensation—provides incentives to our executive officers (and other employees) to focus on achieving our annual business plan and other quantitative and qualitative goals relevant for the current year

  •
  Long-Term Incentive Compensation—designed to incentivize our executive officers (and other senior managers) to achieve our quantitative and qualitative objectives over a three year period that relate to our multi-year strategic plan

  •
  Stock Option and Restricted Stock Grants—designed to align our executive officers' interests with shareholders' interests through equity participation in CH2M HILL financial success

  •
  Benefits, Retirement, Retention and Perquisites—designed to assure market compensation, create longer term ties to the company and aid in retention of existing executive officers and recruiting of new executives

        The Compensation Committee does not have a policy to achieve or to maintain any particular ratio or weighting among base salary, short-term and long-term incentive compensation. Instead, the Committee considers the qualitative balance among all compensation components against our performance goals each year and makes its decisions accordingly.

        We believe that by creating a total compensation package for executive officers that combines short-term and long-term incentives, we align their interests with the interests of CH2M HILL and incentivize achievement of both our annual business plan and longer term strategic objectives. Our executive officers' total compensation is based on performance within the context of market compensation framework, as compared to our peer group. We also believe that the pay-for-performance model within the context of market compensation framework appropriately motivates performance, while encouraging retention. As our financial performance increases relative to our performance goals, the executive officers' potential for additional compensation under our short- and long-term incentive programs increases as well. If our performance does not meet our goals, total compensation falls and incentive compensation may be reduced to zero.

Base Salary

        We provide our executive officers with base salary that is appropriate for their roles, responsibilities and experience and is within competitive market range, as determined by the Compensation Committee with input from its independent compensation consultants. The company targets base salary for the CEO, CFO and other executive officers, based on the experience of each executive officer, and the complexity, financial and strategic impact of the role itself.

        Due to the economic downturn at the end of 2008, and the significant uncertainty in the economic outlook for 2009 at the beginning of the year that coincided with our normal base salary adjustment cycle, we did not increase base salaries for our executive officers until the second half of 2009. In the third quarter of 2009, when we had a clear line of sight of impact on the company of the economic downturn, we adjusted executive officers' salary to reflect their individual performance, our company's performance in difficult economic times, and to align the base salaries of some of the executive officers and senior operations executives with market compensation for their roles. The base salary increases made in the third quarter of 2009 for executive officers ranged between 2.5% and 26% depending on each individual executive's performance and based on market data. The CEO's base salary was not adjusted at that time.

Short-Term Incentive Compensation

        Our short-term incentive awards provide our executives with the ability to earn an annual incentive, based on the company's performance, their respective business unit's performance, and their individual performance. Annual goals are established during the first quarter of each year and monitored throughout the year. The 2009 short-term performance goal was based on an earnings target for the company and each executive officers' business unit levels (where appropriate), modified +/- 20% of the result by safety, cash flow, overhead cost management, and management of human capital (people development) performance metrics. The short-term incentive awards are paid 40% in company stock and 60% in cash. By awarding part of the incentive pay in CH2M HILL common stock, CH2M HILL seeks to encourage individuals to remain with the company, and to focus on the long-term performance of CH2M HILL, thus maximizing our shareholder value.

        The 2009 short-term incentive program's target for each executive officer is based on the percentage of the officer's base salary set forth below:

• Lee A. McIntire	100%
• M. Catherine Santee	75%
• Robert G. Card	80%
• Garry M. Higdem	80%
• Michael E. McKelvy	80%
• Jacqueline C. Rast	75%

The short-term incentive goals for executive officers were weighted 60% based on each executive officer's business unit's performance, where appropriate, and 40% on the company's overall performance. Short-term compensation for the CEO and the CFO was based 100% on CH2M HILL's overall performance against annual business plan goals. Although CH2M HILL's actual performance in 2009 was up year-over-year, it was 8% below target levels with various individual business units performing above or below plan at different levels. The payouts for executive officers reflected the actual performance against these targets and ranged between 65% and 125% of target.

Long-Term Incentive Compensation

        The long-term component of our incentive compensation for executive officers is intended to reward our executive officers and other senior managers for achieving CH2M HILL's long-term goals and increasing shareholder value. The long-term incentive compensation program (LTIP) is intended to motivate our executives to focus on long-term goals in addition to their current performance metrics. In addition to performance targets, on which our long-term incentive awards are based, we also establish minimum performance thresholds.

        In 2009, our executive officers received payments under the 2006 Long-Term Incentives program. The program paid incentives based on the company's performance against goals established in 2006 for the 2006-2008 performance period. These goals, as approved by the Compensation Committee of the Board included earnings growth against targets established for the 2006 Program, modified by up to +/- 50% depending on our performance relative to supplemental goals, such as gross margin, global revenue, and stock price CAGR during the performance period. At the February 2009 Compensation Committee meeting, the Committee confirmed and certified that the 2006 goals were completed at a performance level that justified a 200% payout level.

        The long-term incentive awards are paid 60% in CH2M HILL stock and 40% in cash to further align interests of our executives with our shareholders.

        In 2009, the executive officers also received the opportunity to earn long-term incentive compensation payable in 2012 based on their performance during the 2009-2011 performance period. The performance targets approved by the Compensation Committee for the 2009 Long-Term Incentive Program were based on an earnings target for the company as well as a cash flow modifier and other qualitative goals to incentivize the executives to meet goals aligned with the company's strategic direction.

        The 2009 LTIP's target for each executive officer is based on the percentage of the officer's base salary set forth below, with each executive having an opportunity to earn up to 200% of these targets based on the company's performance during the 2009-2011 performance period:

• Lee A. McIntire	250%
• M. Catherine Santee	80%
• Robert G. Card	80%
• Garry M. Higdem	80%
• Michael E. McKelvy	75%
• Jacque C. Rast	75%

        Consistent with our pay-for-performance philosophy, the LTIP provides the Committee with discretion to reduce actual payouts to ensure that one operational performance goal is not achieved at the expense of other important strategic objectives

Stock Options and Restricted Stock Grants

        CH2M HILL generally does not rely on stock options as a major form of incentive compensation. We use them sparingly to provide executive officers and selected employees with an additional opportunity to participate in CH2M HILL's financial success through stock appreciation. Stock options' long term duration and corresponding tax deferral provide a unique opportunity for CH2M HILL to retain employees and provide them attractive incentives to focus on our longer term strategic goals. Our stock option grants are usually made with the strike price equal to stock value in effect at the time of the grant, vesting over a three year period in 25%-25%-50% increments each year. Although we are required to reflect compensation expense for stock options pursuant to applicable accounting rules, such stock options have realized value only to the extent that the price of CH2M HILL's stock actually increases during the term of the stock option.

        Stock option grants in 2009 to executive officers are disclosed in the Summary Compensation Table.

        Occasionally, we also use restricted stock as part of executive officer compensation. These grants cliff vest after a period of years or over time to reflect specific objectives of the grants. Restricted stock is granted in lieu of cash to retain employees during the restriction period, to reward and recognize employees for exceptional performance, or as a signing bonus for a new executive officer or a senior employee.

Benefits, Retirement, Retention and Perquisites

        Our executive officers are eligible to participate in benefit plans that are available to substantially all of our employees, including participation in our medical, dental and life insurance plans, and disability insurance programs. In addition to these general benefits, we offer financial planning consulting, executive physicals, and country club memberships for a few of our executive officers whose health and well being is essential to the well being of CH2M HILL. Country club memberships are only a partial perquisite since they serve as a vehicle for client and community leader networking. In keeping with our philosophy of market and pay-for-performance compensation, we have historically provided only modest executive benefits and perquisites and have not viewed these forms of compensation as an important part of the overall executive officers' compensation framework.

        One special benefit that we provide to our executive officers is our Supplemental Executive Retirement and Retention Plan (SERRP). The SERRP is a non-qualified defined contribution plan under which CH2M HILL provides pre-tax contributions to the executive officers that they can utilize only after being with CH2M HILL for at least 10 years and retiring with the company. The plan, which replaced the former Deferred Compensation Retirement Plan became effective January 1, 2009 and it provides those who are invited to participate in the plan with added incentives to continue in the service of the company by providing an attractive retirement benefit. The SERRP is a part of our competitive market compensation strategy and it allows us to attract and retain executive officers and other senior executives. The company contribution to each participant's SERRP (except the CEO) is 25% of base salary and short-term incentives. Mr. McIntire's contribution is 50% of his base salary and short-term incentives. During the life of the SERRP the contribution levels may be set differently for different participants and at different percentages of base salary and short-term incentives, as determined by the Compensation Committee.

Executive Stock Ownership Guidelines

        CH2M HILL's Board of Directors has established stock ownership guidelines for our executive officers and members of senior management. The guidelines are intended to encourage management to own a meaningful amount of CH2M HILL stock and therefore align individual financial goals with our company's success. Executives are required to achieve their recommended levels of ownership within 5 years of being promoted into a role, subject to the guidelines. The CEO shall review each participant's progress toward compliance with the guidelines, and shall report to the Compensation Committee on the compliance status. In its discretion, the Committee may temporarily suspend the requirements of these guidelines to address special situations. The Committee may revise these executive stock ownership guidelines from time to time, in its discretion.

        The following table sets forth the current stock ownership guidelines as articulated by our Board of Directors:

Position	Stock Ownership (as a multiple of Annual Salary)
Chief Executive Officer	Five Times Salary
Chief Operating Officer	Four Times Salary
Other Named Executive Officers	Three Times Salary
Other Senior Executives	Two Times Salary
Other Senior Management	One Times Salary

Risks Inherent in Compensation Structure

        CH2M HILL's management considered CH2M HILL's compensation policies and practices for its executive officers and employees, in general, and determined that these policies are not likely to have a material adverse effect on the company. CH2M HILL believes that the design of the executive compensation that combines short-term and long-term incentives, places considerable compensation at-risk and intentionally aligns executive officers' interests with the interests of the company's shareholders; thus, creating the environment that encourages executive officers and other key employees to carefully balance risks and rewards for the company and not to assume unreasonable risks.

        CH2M HILL carefully reviewed all elements of executive compensation to determine whether any components of compensation encourage excessive risk taking and concluded that:

  •
  Goals are appropriately set to avoid targets that, if not achieved, would result in undue loss of compensation

  •
  Rolling three-year performance targets discourage short-term risk taking and encourage longer term view

  •
  Substantial equity component of compensation and ownership guidelines discourage excessive risk taking

  •
  Significant portion of at-risk compensation focused on longer term results creates appropriately measured approach to risk taking

Further, as described elsewhere in the Compensation Discussion and Analysis, the overall compensation decisions include subjective considerations, which prevent formulaic approach to compensation setting and do not drive unreasonable short term focused business and risk taking decisions.

Report of the Executive Compensation Subcommittee

        We evaluate and establish compensation for CH2M HILL's executive officers and oversee the deferred compensation and equity based compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for CH2M HILL's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Executive Compensation Discussion and Analysis section of this report. We are satisfied that the Executive Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

Submitted by the CH2M HILL Companies, Ltd. Executive Compensation Committee:
Jerry D. Geist, Chairman
Chad O. Holliday
David B. Price
Barry L. Williams

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding total compensation for the three one-year periods ended December 31, 2009, 2008, and 2007, which includes required disclosure for our CEO, CFO and the other three most highly compensated executive officers of CH2M HILL.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)(7)	Non-Equity Incentive Plan Compensation ($)(6)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lee A. McIntire	2009	995,000	741,474	1,611,716	48,405	528,000	—	253,957	4,178,552
President and Chief Executive Officer	2008	675,625	417,900	1,149,600	51,900	414,000	—	71,117	2,780,142
	2007	600,000	414,000	276,000	114,300	—	—	169,927	1,574,227
M. Catherine Santee(1)	2009	408,333	198,720	243,985	46,100	74,337	—	91,876	1,063,351
Senior Vice President and Chief Financial Officer	2008	400,000	156,000	241,024	60,400	71,136	—	35,628	964,188
Robert G. Card	2009	529,168	249,239	646,160	46,100	320,000	13,150	1,352,663	3,156,480
Senior Vice President	2008	525,000	559,495	541,000	51,900	160,000	347,690	2,208,335	4,393,420
	2007	500,000	344,000	511,000	38,100	160,000	(112,786)	649,499	2,089,813
Garry M. Higdem	2009	562,500	180,315	619,410	46,100	332,800	—	366,481	2,107,606
Senior Vice President	2008	560,000	246,000	609,500	51,900	297,000	—	49,964	1,814,364
	2007	520,000	484,000	456,000	38,100	—	—	42,023	1,540,123
Nancy R. Tuor(2)	2009	522,167	196,389	562,926	46,100	288,000	8,575	729,555	2,353,712
Vice President

(1)
Ms. Santee was appointed Chief Financial Officer effective April 15, 2008 and therefore her 2007 compensation is not included.

(2)
Ms. Tuor became one of our three other most highly compensated executive officers in 2009 and therefore her 2008 and 2007 compensation is not included.

(3)
Bonus amounts in column (d) for fiscal year 2009, 2008 and 2007 consist of bonuses earned under the short term incentive program and any discretionary bonuses paid to the named executive officers. Short term incentive program awards are generally paid 60% cash and 40% in common stock. The stock portion is included in the Stock Awards column. The following table provides a summary of the bonuses earned during the years ended December 31.

	Short Term Incentive Plan ($)			Discretionary ($)					Total ($)
Name	2009	2008	2007	2009	2008		2007		2009	2008	2007
Lee A. McIntire	741,474	417,900	414,000	—	—		—		741,474	417,900	414,000
M. Catherine Santee	198,720	156,000	—	—	—		—		198,720	156,000	—
Robert G. Card	249,239	204,000	294,000	—	355,495	(i)	50,000	(i)	249,239	559,495	344,000
Garry M. Higdem	180,315	246,000	324,000	—	—		160,000	(i)	180,315	246,000	484,000
Nancy R. Tuor	196,389	—	—	—	—		—		196,389	—	—

(i)
Both Mr. Card and Mr. Higdem had guaranteed payments as part of their employment agreements as follows: Mr. Higdem $400,000 in 2007 and Mr. Card $125,000 in 2007. The payments were made 40% in cash (included above) and 60% in stock (included in the Stock Award column). Additionally, Mr. Card received a project and cash bonus totaling $355,495 in 2008.
(4)
Amounts in column (e) represent stock issued in connection with the short term and long term incentive programs, as well as restricted stock awards. Long term incentive awards are generally paid 40% in cash and 60% in common stock. The cash portion of the long term incentive program award is presented in Non Equity Incentive Plan Compensation column (g). The following table provides a summary of the stock awards earned during the years ended December 31:

	STIP Awards ($)			ELTIP Awards ($)			Discretionary Awards ($)(ii)			Restricted Stock Awards ($)(i)			Total Stock Awards ($)
Name	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007
Lee A. McIntire	494,316	278,600	276,000	792,000	621,000	—	—	—	—	325,400	250,000	—	1,611,716	1,149,600	276,000
M. Catherine Santee	132,480	104,000	—	111,505	106,704	—	—	—	—	—	30,320	—	243,985	241,024	—
Robert G. Card	166,160	136,000	196,000	480,000	405,000	240,000	—	—	75,000	—	—	—	646,160	541,000	511,000
Garry M. Higdem	120,210	164,000	216,000	499,200	445,500	—	—	—	240,000	—	—	—	619,410	609,500	456,000
Nancy R. Tuor	130,926	—	—	432,000	—	—	—	—	—	—	—	—	562,926	—	—

(i)
Amounts represent the aggregate grant date fair value of all restricted stock awards granted in the year shown. CH2M HILL calculates these amounts in accordance with U.S. GAAP. Under these rules, the grant date fair value of each award equals the number of shares granted multipled by the stock price at the time of the grant.

(ii)
See further information at Note 3 above.
(5)
Amounts represent the aggregate grant date fair value of all awards granted in the year shown. CH2M HILL calculated these amounts in accordance with U.S. GAAP. See Note 14 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009, regarding the assumptions underlying the valuation of equity awards.

(6)
This column represents the cash portion of the long term incentive program awards. Refer to Note 4 above for further information about the stock portion of the long term incentive program awards included in the Stock Awards column. The 2007, 2008 and 2009 long term incentive program awards were paid on March 7, 2008, March 13, 2009 and March 12, 2010, respectively.

(7)
In December 2009, the SEC changed its rules on how to calculate the amounts reported in the stock awards and option awards columns and adopted rules requiring CH2M HILL to recalculate the amounts previously reported for 2008 and 2007. As a result, the amounts reported in the stock awards, option awards and total columns for 2008 and 2007 differ from the amounts previously reported in CH2M HILL's 2009 and 2008 proxy statements.

(8)
Amounts shown reflect the actuarial change in the present value of accrued benefits under the frozen defined benefit pension plan and the Deferred Compensation Retirement Plan (DCRP). Amounts were calculated using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2009, 2008 and 2007 consolidated financial statements. Refer to Note 15 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009 regarding the assumptions underlying the valuation of pension benefits. Effective January 1, 2009, CH2M HILL amended and restated the DCRP to form the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan (SERRP). Based on the attributes of the SERRP, the related compensation is included in the Non-Qualified Deferred Compensation table.

	Defined Benefit Plan ($)(i)			Deferred Compensation Retirement Plan (DCRP) ($)			Change in Value of Qualified and Non-qualified Pension Plans ($)
Name	2009	2008	2007	2009	2008	2007	2009	2008	2007
Lee A. McIntire	—	—	—	—	—	—	—	—	—
M. Catherine Santee	—	—	—	—	—	—	—	—	—
Robert G. Card	13,150	5,073	(1,602)	—	342,617	(111,184)	13,150	347,690	(112,786)
Garry M. Higdem	—	—	—	—	—	—	—	—	—
Nancy R. Tuor	8,575	—	—	—	—	—	8,575	—	—

(i)
Pension plans are aggregated for purposes of calculating the change in actuarial present value. The defined benefit plan that certain named executive officers participate in is currently frozen.

See the Pension Benefits table for further discussion.

(9)
Amounts shown for 2009, 2008 and 2007 include:

	Foreign Service Income ($)(i)			Perquisites and Other Personal Benefits ($)(ii)			Registrant Contributions to Deferred Compensation Plans ($)(iii)			Registrant Contributions to Defined Contribution Plans ($)(iv)			Insurance Premiums ($)			Tax Reimbursement ($)			Total Other Compensation ($)
Name	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007
Lee A. McIntire	—	—	—	5,810	5,585	50,845	223,917	46,716	103,385	12,539	11,867	7,290	7,640	2,891	2,714	4,051	4,058	5,693	253,957	71,117	169,927
M. Catherine Santee	—	—	—	5,810	5,585	—	68,650	13,787	—	12,539	11,867	—	826	331	—	4,051	4,058	—	91,876	35,628	—
Robert G. Card	944,330	2,127,171	142,118	5,810	5,585	5,370	383,382	28,025	26,125	12,539	11,867	6,947	2,551	2,327	1,107	4,051	33,360	467,832	1,352,663	2,208,335	649,499
Garry M. Higdem	—	—	—	8,173	7,685	7,810	345,276	31,350	28,025	4,601	4,415	1,485	2,733	2,426	1,228	5,698	4,088	3,475	366,481	49,964	42,023
Nancy R. Tuor	591,727	—	—	5,810	—	—	100,893	—	—	12,539	—	—	7,041	—	—	11,545	—	—	729,555	—	—

(i)
Foreign service income includes compensation for tax equalization payments, housing and travel allowances, and other related items earned while on foreign assignment.

(ii)
Except as otherwise stated below, the amounts shown reflect financial planning consulting fees for each named executive officer. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named officer, except as noted in (ii) below.

(iii)
The amounts shown for 2009 represent the vested portion of the amount included in the Nonqualified Deferred Compensation Table.

(iv)
2007 contributions were reduced by a prior year adjustment.

Grants of Plan Based Awards In 2009

								Grant Date Fair Value of Stock and Option Awards ($)(3)
					All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Shares of Stock or Units (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Lee A. McIntire	N/A	0	2,487,500	4,975,000	—	—	—	—
	2/13/2009	—	—	—	—	10,500	$31.10	$48,405
M. Catherine Santee	N/A	0	320,000	640,000	—	—	—	—
	2/13/2009	—	—	—	—	10,000	$31.10	$46,100
Robert G. Card	N/A	0	420,000	840,000	—	—	—	—
	2/13/2009	—	—	—	—	10,000	$31.10	$46,100
Garry M. Higdem	N/A	0	448,000	896,000	—	—	—	—
	2/13/2009	—	—	—	—	10,000	$31.10	$46,100
Nancy R. Tuor	N/A	0	416,000	832,000	—	—	—	—
	2/13/2009	—	—	—	—	10,000	$31.10	$46,100

(1)
Information set forth reflects long term incentive program opportunities that were granted in 2009. The 2009 program will be paid out on or after the three-year award period ending December 31, 2011. Generally, the payment of the awards will be 60% in common stock, valued at the date of payment, and 40% in cash. The criterion for payout is based on specific long-term objective and identifiable performance goals of earnings growth and strategic imperatives for CH2M HILL.

(2)
Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant.

(3)
Grant date fair value of stock and option awards was calculated in accordance with U.S. GAAP. The grant date fair value is reflected in the Summary Compensation Table in the year it is recognized. See Note 14 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2009, regarding the assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
Name	Grant Date MM/DD/YY	Number of securities Underlying Unexercised Options Exercisable (#)(1)	Number of securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised (#)	Option Exercise Price ($)	Option Expiration	Number of shares or Units of Stock that have not vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Lee A. McIntire	02/24/06	20,000	—	—	18.72	2/24/2011	18,245	746,403	—	—
	02/09/07	15,000	15,000	—	19.63	2/09/2012
	02/08/08	2,500	7,500	—	30.32	2/08/2013
	02/13/09	—	10,500	—	31.10	2/13/2014
M. Catherine Santee	05/12/05	4,500	—	—	14.94	5/12/2010	5,000	204,550
	05/11/06	4,500	—	—	17.83	5/11/2011
	05/10/07	2,250	2,250	—	20.91	5/10/2012
	05/08/08	2,500	7,500	—	31.31	5/08/2013
	02/13/09	—	10,000	—	31.10	2/13/2014
Robert G. Card	02/25/05	10,000	—	—	14.92	2/25/2010	66,709	2,729,065	—	—
	02/10/06	10,000	—	—	18.72	2/10/2011
	02/09/07	5,000	5,000	—	19.63	2/09/2012
	02/08/08	2,500	7,500	—	30.32	2/08/2013
	02/13/09	—	10,000	—	31.10	2/13/2014
Garry M. Higdem	02/09/07	5,000	5,000	—	19.63	2/09/2012	26,709	1,092,665	—	—
	02/08/08	2,500	7,500	—	30.32	2/08/2013
	02/13/09	—	10,000	—	31.10	2/13/2014
Nancy R. Tuor	02/09/07	1,400	5,000	—	19.63	2/09/2012	—	—	—	—
	02/08/08	2,500	7,500	—	30.32	2/08/2013
	02/13/09	—	10,000	—	31.10	2/13/2014

(1)
Stock Options are granted at an exercise price equal to the fair value of CH2M HILL's common stock at the date of grant. Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant.

(2)
Vesting dates for the restricted stock are as follows: Mr. McIntire's 8,245 shares vest on 2/8/2011 and 10,000 shares vest on 5/7/2014. Ms. Santee's 5,000 shares vest on 11/17/2026; Mr. Card's 26,709 shares vest on 2/10/2011 and 40,000 shares vest on 2/10/2018 ; Mr. Higdem's 26,709 shares vest on 2/10/2011.

(3)
Market value is calculated based on the fair value of the Company's stock at December 31, 2009.

OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Lee A. McIntire	—	—	10,684	332,272
M. Catherine Santee	3,500	65,450	—	—
Robert G. Card	—	—	—	—
Garry M. Higdem	20,000	247,600	23,909	735,680
Nancy R. Tuor	2,500	28,675	—	—

(1)
Represents the difference between the exercise price and the fair value of the common stock on the date of exercise. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

(2)
Represents the number of shares vested times the fair value of our common stock on the date the shares vest. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

PENSION BENEFITS AS OF DECEMBER 31, 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Card	CH2M HILL Pension Plan (Defined Benefit Plan)	19	99,403	—
Nancy R. Tuor	CH2M HILL Pension Plan (Defined Benefit Plan)	14	81,087	—

(1)
Amounts shown reflect the actuarial present value of the named executive officer's benefits under all pension plans established by CH2M HILL determined using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2009 consolidated financial statements.

        Mr. Card and Ms. Tuor are participants in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to 1.0 percent of average base compensation (up to $150,000) for 1987 through 1991, multiplied by years of credited benefit service prior to 1992, plus 1.0 percent of each year's base compensation (up to $150,000) for each year of credited benefit service from January 1, 1992 through December 31, 1993. CH2M HILL Pension Plan benefits were frozen as of December 31, 1993.

        Mssrs. McIntire and Higdem and Ms. Santee are not participants in a company-sponsored pension plan.

Non-Qualified Deferred Compensation as of December 31, 2009

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution During Year ($)	Registrant Contribution During Year ($)(1)(2)	Aggregate Earnings During Year ($)(3)	Aggregate Withdrawals/ Distributions During Year ($)	Aggregate Balance at End of Year ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Lee A. McIntire	208,912	35,625	1,227,922	130,661	—	1,603,120
M. Catherine Santee	1,302,316	8,152	214,591	427,244	—	1,952,303
Robert G. Card	230,983	14,903	650,754	88,824	—	985,464
Garry M. Higdem	90,272	15,362	675,665	70,473	—	851,772
Nancy R. Tuor(5)	227,621	13,869	503,318	362,376	—	1,107,184

(1)
Vested portion of amounts shown are also reported as compensation in the Summary Compensation Table.

(2)
Effective January 1, 2009, CH2M HILL amended and restated the DCRP to form the SERRP. The SERRP is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act. Under this plan, each participant's account consists of various contributions made to the account by CH2M HILL on behalf of the participant.

(3)
Aggregate earnings are not included in the Summary Compensation table because the earnings are not above market or preferential in nature.

(4)
Vested balances are as follows: Mr. McIntire—$265,304; Ms. Santee—$1,774,880; Mr. Card—$663,987; Mr. Higdem—$421,162; Ms. Tuor—$654,824.

(5)
Ms. Tuor elected to defer $562,926 of 2009 compensation, which was not paid until 2010. Thus, the amount is not reflected in the balance at end of year.

        Messrs. Card, Higdem, and McIntire and Mses. Santee and Tuor are participants in the Executive Deferred Compensation Plan (EDCP). CH2M HILL will contribute 5.28% of base pay in excess of the IRS limitation on compensation for qualified plans, which during 2009 was $245,000. Participants may defer up to an additional 5.28% of base pay in excess of the IRS limitation and CH2M HILL will match the contribution. Certain participants may also defer up to 100% of compensation in lieu of paid time off. They may also receive additional discretionary CH2M HILL contributions indexed to base pay.

        Participants are 100% vested at all times on deferrals and earnings on deferrals. Company contributions to the EDCP and the earnings thereon shall be 100% vested after the earlier of: (a) completion of 6 years of vesting service, (b) attainment of age 65, or (c) attainment of age 55 and completion of 5 years of vesting service. Prior to completion of any of the above events, company contributions vest according to the schedule below:

Years of Vesting Service	Vested %
Less than 2 years	0%
More than 2 but less than 3 years	20%
More than 3 but less than 4 years	40%
More than 4 but less than 5 years	60%
More than 5 but less than 6 years	80%
6 or more years	100%

        The EDCP serves two purposes. It allows CH2M HILL the opportunity to provide a company match for compensation deferrals made by highly compensated employees whose 401(k) Plan contributions are limited by the Employee Retirement Income Security Act. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors. The deferred compensation plans have several hypothetical investment options that a participant may choose to invest the cash portion of their deferred compensation. Each hypothetical investment option is based on an investment fund that is similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and are distributed in common stock. While the DCP and EDCP deferred compensation plans remain unfunded, a trust was established in 1999 to provide a source of funds to pay deferred compensation liabilities. Contributions have since been made to this trust. For DCP account balances at December 31, 2009, participants can choose to start distributions upon (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through an annual distribution over 5, 10 or 15 years.

Change of Control and Post-Termination Compensation

        Our CEO and each of the other named executive officers are party to a change of control agreement with the Company. Under the change in control agreements, upon the occurrence of a change of control, certain provisions become effective automatically, while other provisions do not become effective until a second event, such as the termination of the applicable executive's employment by the Company without good cause. The provisions that become automatically effective, such as the vesting of outstanding retirement plans and stock options and the pro rata payout of target amounts under short-term and long-term incentive plans, were selected because they are compensation components aimed at promoting the long-term interests of CH2M HILL as measured by stock price appreciation. Following a change of control, the changes in our stock price, if any, will likely be attributable to factors other than, or in addition to, the efforts of our executive team. Accordingly, we believe it is appropriate to accelerate vesting upon a change of control in order for our named executive officers and other senior executives to benefit from that portion of the incentive compensation attributable to periods prior to the change of control.

        The remaining provisions of the change of control agreements, such as severance benefits, are contingent upon the occurrence of a second triggering event to become effective. We believe that these components provide incentives to the executives to remain with the Company and contribute to the success of the post-change of control enterprise, which enhances the value of the enterprise to a potential acquirer. The specific provisions and amounts that would become payable under our change of control agreements are discussed below.

        Under the change of control agreements, CH2M HILL will provide each named executive officer with the following benefits at the time the change of control event occurs:

  •
  Immediate vesting in all retirement plans and of all outstanding options;

  •
  Pro-rata payout of amounts payable under the short-term incentive plan for the year of termination; and

  •
  Pro-rata payout of amounts payable under the long-term incentive programs, as appropriate.

        CH2M HILL will provide each named executive officer with the following additional benefits in the event of termination of their employment (actual or constructive and other than for cause) by CH2M HILL or its successor in interest within twenty-four months of a change of control:

  •
  For the CEO and very few select senior executives, lump-sum payments in the amount equal to 2.99 times the sum of (a) annual base salary in effect at the time the change of control occurs and (b) target annual incentive bonus payable under the Short-Term Incentive Plan;

  •
  For the other named executive officers, lump-sum payments in the amount equal to 1.5 times the sum of (a) annual base salary in effect at the time the change of control occurs and (b) target annual incentive bonus payable under the short-term incentive plan;

  •
  Continuation of health benefits for a period equal to the period the Executive would be entitled to continuation coverage under a group health plan of CH2M HILL following the Date of Termination; and

  •
  Immediate vesting of all options, restricted stock and other incentive grants and long-term incentive pay.

        For purposes of the change of control agreements, a "change of control" is defined generally to include:

  •
  Acquisition of 50% (or more) of the Fair Value of the CH2M HILL stock;

  •
  Acquisition of 30% (or more) of the voting securities of CH2M HILL;

  •
  A change in the majority of the Board of Directors, not otherwise recommended by the Board of Directors, during the course of one year;

  •
  A significant merger or consolidation where CH2M HILL shareholders hold less than 75% of all shares outstanding of the surviving company; and

  •
  Liquidation or dissolution of CH2M HILL, or direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL.

        Had a change in control occurred on the last day of fiscal 2009 and had their employment been terminated 24 months after such change in control, the named executive officers would have been eligible to receive the payments set forth in the table below.

Potential Payments Under Change of Control Agreements as of December 31, 2009

Name	Salary & Bonus ($)	Immediate Vesting of Stock Options & Restricted Stock ($)(1)	Immediate Vesting of Retirement Benefits(2)	Benefits ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Lee A. McIntire	5,950,100	1,248,033	1,337,822	61,591	8,597,546
M. Catherine Santee	2,354,625	429,955	177,424	35,757	2,997,761
Robert G. Card	2,877,875	3,012,990	315,446	61,591	6,267,902
Garry M. Higdem	3,094,650	1,376,590	430,610	41,457	4,943,307
Nancy R. Tuor	3,187,340	283,925	452,359	61,591	3,985,215

(1)
Accelerated vesting of restricted stock was determined by utilizing the fair value of CH2M HILL stock on December 31, 2009.

(2)
Represents vesting of company contributions to the deferred compensation plan.

(3)
Benefits relate to premiums for continuation of medical and dental coverage.

Proposal 2. Ratification of Appointment of Independent Auditors

        The Audit Subcommittee has appointed KPMG LLP to audit the consolidated financial statements of CH2M HILL for the year ending December 31, 2010 and recommends that the shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of KPMG LLP is expected to be present at the Annual Meeting. He will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of appointment of independent auditors.

Proposal 3. Other Business

        In addition to the proposals described above, shareholders may be asked to transact such other business that may properly come before the Annual Meeting and any postponement(s) or adjournment(s). CH2M HILL presently is not aware of any such business at the time this proxy is being sent to you.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require CH2M HILL's directors, executive officers and holders of more than 10% of any class of CH2M HILL equity securities (Reporting Persons) to file reports of their ownership and changes in ownership of CH2M HILL equity securities with the Commission. The Legal Department at CH2M HILL generally prepares these reports on the basis of information obtained from each Reporting Person. Except as otherwise stated below, CH2M HILL believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Reporting Persons were timely filed. William T. Dehn had a distribution of stock from his deferred compensation account on or about February 1, 2010. This distribution should have been reported within two business days of being made but it was not reported until March 2010.

Advance Notice Procedures

        Under the company's Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2011 annual meeting, between January 3, 2011 and February 2, 2011. However, in the event that the 2010 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 3, 2011 (the first anniversary of the 2010 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2011 annual meeting or the 10th day following the day on which public announcement of the date of the 2011 annual meeting is first made by the company. If the shareholder wishing to bring such a proposal does not provide notice of the proposal to the corporate Secretary within the time period specified in our bylaws, the chairman of the meeting shall have the power and the duty to declare that such proposed business will not be transacted at the 2011 Annual Meeting. These requirements are separate from the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the company's proxy statement. Any notices should be sent to: Margaret B. McLean, Vice President, Chief Legal Officer and Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, CO 80112.

Shareholder Proposals for the 2011 Annual Meeting

        Shareholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2011 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by the company's Secretary no later than December 7, 2010. Any proposals should be sent to: Margaret B. McLean, Vice President, Chief Legal Officer and Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, CO 80112.

        UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH SHAREHOLDER OF RECORD AS OF MARCH 26, 2010, WE WILL PROVIDE A COPY OF CH2M HILL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUESTS SHOULD BE DIRECTED TO CH2M HILL'S CORPORATE SECRETARY AT CH2M HILL'S EXECUTIVE OFFICES AT 9191 SOUTH JAMAICA STREET, ENGLEWOOD, COLORADO 80112.

March 26, 2010

 IF YOU ARE NOT A PARTICIPANT IN THE CH2M HILL RETIREMENT AND TAX-DEFERRED SAVINGS PLAN PLEASE DISREGARD THIS LETTER

CH2M HILL Companies, Ltd.
Participant Notice
Retirement and Tax-Deferred Savings Plan

March 26, 2010

Dear Plan Participant:

        The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by CH2M HILL Companies, Ltd. in conjunction with the Annual Meeting of Shareholders of CH2M HILL Companies, Ltd. to be held on May 3, 2010, to elect directors and to conduct other business.

        While only the Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan can actually vote the shares of CH2M HILL Companies, Ltd. stock (Company Stock) held in the Plan, you, as a participant or a beneficiary with Company Stock credited to your account under the Plan as of March 26, 2010 (the record date for the annual meeting) and a named fiduciary under the Plan, are entitled to instruct the Trustee of the Plan with respect to the following:

  1.
  The voting of Company Stock allocated to your account under the Plan on the record date.

  2.
  The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under the Plan and the total amount of Company Stock in the Plan) allocated to the accounts under the Plan of other participants and beneficiaries for which no instructions are received.

        A named fiduciary is a person who under ERISA has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, because of the provisions of the Plan, the Plan participant as a named fiduciary may (if he or she chooses) instruct the Trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

        If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your account under the Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plan. If the Voting Instruction Form is received after the close of business on April 29, 2010, the Trustee cannot ensure that your voting instructions will be followed.

        It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to CH2M HILL Companies, Ltd. or any other party how, or if, you voted. The Trustee will supervise and control the distribution of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

        If you have any questions regarding the information provided to you, you may contact Erik Ammidown, Plan Administrator, 9191 South Jamaica Street, Englewood, CO 80112, (720) 286-0163.

Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

69509 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/ch2m Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. CH2M HILL COMPANIES, LTD. Mark Here for Address Change or Comments SEE REVERSE Signature Date NOTE: Please sign as name appears hereon. Please mark your votes as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 01 Manuel E. Aguirre 02 Jerry D. Geist 03 Charles O. Holliday, Jr. 04 Michael E. McKelvy 05 Georgia R. Nelson (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF CH2M HILL FOR THE YEAR ENDING DECEMBER 31, 2010. MARK HERE TO VOTE ON ALL MATTERS AS THE BOARD OF DIRECTORS RECOMMENDS SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

69509 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/ch2m PROXY CH2M HILL COMPANIES, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS APRIL 5, 2010 The undersigned shareholder of CH2M HILL COMPANIES, LTD. (the Company) hereby appoints M. Catherine Santee, and Margaret B. McLean, and each of them, with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on March 26, 2010, at the Annual Meeting of Shareholders of the Company to be held on May 3, 2010 (the Annual Meeting) at 1 p.m. (Mountain Daylight Time) at 9191 South Jamaica Street, Englewood, Colorado 80112 and any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS CH2M HILL’S INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

QuickLinks

Report of the Audit Subcommittee
EXECUTIVE COMPENSATION
Report of the Executive Compensation Subcommittee
IF YOU ARE NOT A PARTICIPANT IN THE CH2M HILL RETIREMENT AND TAX-DEFERRED SAVINGS PLAN PLEASE DISREGARD THIS LETTER
CH2M HILL Companies, Ltd. Participant Notice Retirement and Tax-Deferred Savings Plan